EXHIBIT 2

                       Plan of Liquidation and Dissolution
                                       of
                               JetStream II, L.P.
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                       PLAN OF LIQUIDATION AND DISSOLUTION
                                       of
                               JETSTREAM II, L.P.

           This Plan of Liquidation and Dissolution (the "Plan") dated as of November 20, 1999 of JetStream II, L.P. (the "Partnership"), a limited partnership organized and existing under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"), is for the purpose of effecting the complete liquidation and dissolution of the Partnership in accordance with the laws of the State of Delaware.

           1. Intention of the General Partners. CIS Aircraft Partners, Inc., as the Managing General Partner, and Jet Aircraft Leasing, Inc., as the Administrative General Partner (collectively, the "General Partners"), believe that the liquidation and dissolution (the "Liquidation") of the Partnership at this time is in the best interest of the Partnership and the unitholders, as the beneficial owners of the limited partnership interests of the Partnership (the "Unitholders"). Therefore, the General Partners have submitted this Plan to the Unitholders for their consent to liquidate and dissolve the Partnership in accordance with Section 8.1.(a)(v) of the Limited Partnership Agreement of the Partnership dated November 10, 1987 (the "Partnership Agreement").

           2. Effectiveness. The Plan shall be effective upon the approval hereof by the affirmative vote of Unitholders owning more than 50% of the outstanding units of the Partnership as required by the Partnership Agreement. Until such time as the Unitholders approve this Plan, the General Partners shall not take and shall not cause the Partnership to take, any of the actions, and shall not do or cause the Partnership to do, any of the things provided herein.

           3. Dissolution. Upon the execution of this Plan by CIS Assignor L.P.A., Inc., as Assignor Limited Partner of the Partnership on behalf of the Unitholders, the Partnership is and shall be dissolved, without any further action by or on behalf of the Partnership, the Unitholders or the General Partners.

           4. Winding Up. Upon the dissolution of the Partnership, the General Partners, as liquidators for the Partnership, shall sell all of the assets of the Partnership pursuant to the Joint Marketing Agreement, dated as of July 13, 1999, by and among each of the General Partners and the Partnership and shall apply the funds of the Partnership (including the proceeds of the sale of any other assets of the Partnership) to (i) the payment of the expenses of the sale of the assets of the Partnership, and the winding up, liquidation and termination of the Partnership; (ii) the expenses of preparation, filing and distribution of financial statements, tax returns, reports required under the Securities Exchange Act of 1934 (the "Exchange Act") and reports to Unitholders, including fees and expenses of accountants and lawyers; (iii) the payment of all income, sales, use, franchise, gross receipts, ad valorem, personal property and other taxes, imports, duties and governmental charges payable by the Partnership with respect to its income or operations through the time of its termination ("Taxes"), including Taxes with respect to the sale of the Partnership's assets; and (iv) the creation of reserves for any of the foregoing.
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           5. Liquidation.  All assets and funds of the Partnership remaining after the payments provided for by paragraph 4, and any amounts reserved by the General Partners pursuant to clause (i) of paragraph 4 and determined by the General Partners to be in excess of the amounts required therefor, shall be distributed by the General Partners as follows: (i) to pay or make provision to pay all creditors of the Partnership, including Limited Partners and Unitholders in their capacity as creditors of the Partnership, if applicable; (ii) pay or make provision to pay the General Partners for any loans or advances made by either of them to the Partnership; (iii) pay the Unitholders the amount of their respective capital accounts on the date of distribution (the "Liquidating Distributions"); (iv) pay the General Partners the amounts of their respective adjusted capital accounts; and (v) pay the General Partners any accrued but unpaid fees, all in accordance with Section 8.2 of the Partnership Agreement.

           6. Cancellation of Interests in the Partnership. Liquidating Distributions shall be made in complete cancellation of all of the Unitholders' interests in the Partnership.

           7. Reports and Filings. In connection with the Liquidation and winding up of the Partnership, the General Partners shall cause to be executed and timely filed (i) with the office of the Secretary of State of Delaware, a Certificate of Cancellation canceling the Partnership's Certificate of Limited Partnership; (ii) with the Internal Revenue Service, all returns, reports, documents, certificates and other information required under the Internal Revenue Code of 1986, as amended, or applicable Treasury Department rules or regulations; (iii) with the appropriate authorities in any other tax jurisdiction, all returns, reports, documents, certificates and other information required under the laws of such jurisdictions; (iv) with the Securities Exchange Commission, any reports required under the Exchange Act, including a Form 15 terminating the registration of the Partnership under the Exchange Act; and (v) all reports required to be delivered to the Unitholders in accordance with Article IX of the Partnership Agreement.

           8. Other Acts. The General Partners shall take, or cause the Partnership to take, such other acts and deeds and shall do, or cause the Partnership to do, such other things, as are necessary or appropriate in connection with the dissolution, winding up and Liquidation of the Partnership, the termination of the responsibilities and liabilities of the Partnership under applicable law, and the termination of the existence of the Partnership.

           9. Counterparts. This plan may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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           IN WITNESS WHEREOF, the parties hereto have made and executed this
Plan as of the date first written above.

                               CIS AIRCRAFT PARTNERS, INC.
                               as Managing General Partner
                               of JetStream, L.P.


                               /s/ Michael Rosen
                               -------------------------------------------------
                               By: Michael Rosen
                               Title: President


                               JET AIRCRAFT LEASING, INC.
                               as Administrative General Partner
                               of JetStream, L.P.


                               /s/ Michael Marron
                               -------------------------------------------------
                               By: Michael Marron
                               Title: President

                               CIS ASSIGNOR L.P.A., INC.
                               as Assignor Limited Partner of
                               JetStream, L.P. on behalf of the Unitholders


                               /s/ Michael Rosen
                               -------------------------------------------------
                               By: Michael Rosen
                               Title: President